This filing pursuant to Rule 424(b)(5) is identical to the filing made on May 18, 1998 under CIK 0000894356 (Structured Products Corp.). We are making this filing, at the request of the SEC's staff, for the sole purpose of including an optional "serial" tag in the header of the electronic submission to indicate that a reporting entity separate from the Depositor is issuing the Securities. This Prospectus referred to herein is contained in the filing pursuant to Rule 424(b)(2) made on June 16, 1997 under CIK 0000894356 (Structured Products Corp.).


                                                Filed Pursuant to Rule 424(b)(5)
                                               Registration File Number 33-55860

Prospectus Supplement
(To Prospectus Dated June 13, 1997)

        TIERS(SM) Corporate Bond-Backed Certificates, Series MOT 1998-5
                                   issued by
         TIERS(SM) Corporate Bond-Backed Certificates Trust MOT 1998-5
                  relating to MOTOROLA, INC. 5.22% Debentures
                    Due October 1, 2097 (the "Term Assets")

    ZTF(R) Class:          $60,000,000 Certificate Principal Balance, 0%
                           Pass-Through Rate from May 19, 1998 to April 1,
                           2018; Mandatorily Exchangeable for Term Assets on
                           April 1, 2018

    Amortizing Class:      $34,778,000 initial Certificate Principal Balance,
                           semiannual Fixed Payments of principal and interest until April 1, 2018

         Evidencing fractional interests in $60,000,000 5.22% Debentures due October 1, 2097 issued by Motorola, Inc.

Structured Products Corp.
Depositor

The TIERS(SM) Corporate Bond-Backed Certificates, Series MOT 1998-5 (the "Certificates") offered hereby will represent two classes of fractional undivided beneficial interests in TIERS Corporate Bond-Backed Certificates Trust MOT 1998-5 (the "Trust") to be formed pursuant to the Trust Agreement, dated as of May 19, 1998, between Structured Products Corp., as depositor (the "Company" or the "Depositor"), and U.S. Bank Trust National Association, as trustee (the "Trustee"), as supplemented by the Series MOT 1998-5 Supplement, dated as of May 19, 1998 (collectively, the "Trust Agreement"). The property of the Trust will consist principally of initially $60,000,000 aggregate principal amount of 5.22% Debentures due October 1, 2097 (the "Term Assets") issued by Motorola, Inc. (the "Term Assets Issuer"), having the characteristics described in a prospectus and a supplement thereto, each dated October 7, 1997 (together, the "Term Assets Prospectus"). The Term Assets were issued and sold as part of an underwritten public offering of $300,000,000 aggregate principal amount of such securities.

The Depositor may from time to time deposit additional Term Assets into the Trust. Upon any such deposit, additional ZTF Class Certificates will be issued in a Certificate Principal Balance equal to the principal amount of the additional Term Assets being deposited and additional Amortizing Class Certificates will be issued in a Certificate Principal Balance calculated in the same manner as was used in the initial offering of the Certificates. All Certificates issued in connection with a deposit of additional Term Assets to the Trust will rank pari passu with the Certificates of the same class issued on the date hereof.


The Term Assets will be acquired by the Trustee on behalf of the Trust in exchange for the Certificates. Terms used but not otherwise defined herein are defined in the Prospectus dated June 13, 1997 attached hereto (the "Prospectus").
                                                (cover continued on next page)

The Amortizing Class Certificates (the "Amortizing Class Certificates") have been authorized for listing, upon official notice of issuance, with the New York Stock Exchange ("NYSE"). The Zero-To-Full(R) Class Certificates (the "ZTF(R) Class Certificates") will not be so listed.

It is a condition to the establishment of the Trust and the issuance of the Certificates that the Certificates be rated identically to the Term Assets by both Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's," and with Moody's, the "Rating Agencies"). Moody's and Standard & Poor's have rated the Term Assets "Aa3" and "AA," respectively.
                                ---------------
THE CERTIFICATES REPRESENT INTERESTS IN THE TRUST ONLY AND DO NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE COMPANY OR ANY OF ITS AFFILIATES. THE CERTIFICATES DO NOT REPRESENT A DIRECT OBLIGATION OF THE TERM ASSETS ISSUER OR ANY OF ITS AFFILIATES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------
Salomon Brothers Inc ("Salomon" or the "Underwriter") proposes to offer the Certificates from time to time for sale in negotiated transactions or otherwise at prices determined at the time of sale. The price at which Certificates will be sold by the Underwriter may vary with each transaction. The Underwriter has agreed to purchase the ZTF Class Certificates from the Company at 18.782% of the Certificate Principal Balance thereof. The Underwriter has agreed to purchase the Amortizing Class Certificates from the Company at 99.25% of the initial Certificate Principal Balance thereof plus accrued interest, if any, calculated at an annual rate of 6.5% compounded semiannually (the "Yield to Amortizing Class Final Distribution Date") from April 1, 1998 to the Closing Date (as defined below). Proceeds to the Company from any sale of the Certificates will be equal to the purchase price paid therefor by the Underwriter, net of any expenses payable by the Company and any compensation payable to the Underwriter. For further information with respect to the plan of distribution and any discounts, commissions or profits that may be deemed underwriting discounts or commissions, see "Method of Distribution" herein.

The Certificates are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Certificates will be made in book entry form through the facilities of The Depository Trust Company on or about May 19, 1998 (the "Closing Date") against payment therefor in same-day funds.


"Zero-To-Full"(R), "ZTF"(R) and "TIERS"(R) are registered service marks of Salomon Brothers Inc.

Salomon Smith Barney

The date of this Prospectus Supplement is May 19, 1998.

(cover page continued)

The Certificates will be issued in two classes. Except in the case of a Special Event Redemption (as defined below), the ZTF Class Certificates evidence fractional undivided beneficial interests in all principal payments on the Term Assets, and in interest accrued on the $60,000,000 aggregate principal amount of the Term Assets on and after April 1, 2018 at a rate of 5.22% per annum (the "Pass-Through Rate"), compounded semiannually. Except in the case of a Special Event Redemption, the Amortizing Class Certificates evidence fractional undivided beneficial interests in all payments of interest accrued and paid on the Term Assets on or before April 1, 2018.

Distributions on the Amortizing Class Certificates will be made semiannually on the 1st day of each April and October (each, a "Distribution Date"), or if any such day is not a Business Day then on the immediately following Business Day, commencing October 1, 1998.

Except in the case of a Special Event Redemption, no cash distributions will be made on the ZTF Class Certificates. Instead, the ZTF Class Certificates outstanding on April 1, 2018 will be terminated and deemed involuntarily surrendered by the holders thereof in exchange for a principal amount of the Term Assets underlying such ZTF Class Certificates equal to the aggregate Certificate Principal Balance of such ZTF Class Certificates. No action by such holders will be required to effect such termination and exchange, which will be carried out by the Trustee notifying such holders of such termination and exchange and distributing to each such holder in kind its pro rata portion of the Term Assets under the terms of the Trust Agreement.

Distributions on the Amortizing Class Certificates will consist of equal semiannual installments of principal and interest through April 1, 2018 (each, a "Fixed Payment"). Each Fixed Payment will be allocated between interest accrued at a rate equal to the Yield to Amortizing Class Final Distribution Date on the then-outstanding Certificate Principal Balance of the Amortizing Class Certificates, and the repayment of principal. The Amortizing Class Certificates will be paid in full on April 1, 2018.

Losses realized on the Term Assets will be borne by the holders of the Certificates (the "Certificateholders") in the manner described herein. See "Special Considerations--Events of Default".

The maturity of the Term Assets may be shortened by the Term Assets Issuer upon the occurrence and during the continuation of a Tax Event (as defined herein). The Term Assets may be redeemed by the Term Assets Issuer (i) in whole within 90 days following the occurrence and continuation of a Tax Event and the receipt of an additional tax opinion (as described herein) or (ii) at the option of the Term Assets Issuer as a whole at anytime or in part from time to time, on not less than 30 nor more than 60 days' notice to the holders of the Term Assets (a "Term Assets Optional Redemption"), in each case at a price which will at least equal the accreted value of the Term Assets plus accrued and unpaid interest thereon at the Pass-Through Rate. If the Term Assets or a portion thereof are redeemed, or the maturity of the Term Assets is shortened to a date, prior to April 1, 2018, the Certificates or a portion thereof, as the case may be, will be redeemed (a "Special Event Redemption"). (Any date of such redemption is referred to hereinafter as a "Special Event Redemption Date.") The Trustee will distribute the payment received on the Term Assets on the Special Event Redemption Date to the holders of the ZTF Class Certificates and the Amortizing Class Certificates subject to such redemption in the same ratio as (i) the accreted value of the ZTF Class Certificates as of such Special Event Redemption Date bears to (ii) the Certificate Principal Balance of the Amortizing Class Certificates as of such Special Event Redemption Date. Such ratio will be calculated by Salomon Brothers Inc, as calculation agent (the "Calculation Agent").

In the event of a redemption of a portion of the Term Assets on deposit in the Trust pursuant to a Term Assets Optional Redemption, the Trustee shall select by lot a portion of each of the ZTF Class Certificates and the Amortizing Class Certificates for redemption based on their respective Certificate Principal Balances in the same proportion (or as near as practicable) that the amount of the Term Assets on deposit in the Trust being redeemed bears to the aggregate amount of the Term Assets then on deposit in the Trust.

The Term Assets Issuer is not participating in, and will not receive any proceeds in connection with, the sale of the Certificates.

There is currently no secondary market for the Certificates, and there can be no assurance that a secondary market for the Certificates will develop or, if it does develop, that it will continue. See "Special Considerations" in the Prospectus.

The Certificates are being offered in registered form. The Certificates initially will be represented by certificates registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"). The interests of beneficial owners of such Certificates will be represented by book entries on the records of participating members of DTC ("Participants"). Definitive certificates will be available for such Certificates only under the limited circumstances described herein. See "Description of the Certificates--Definitive Certificates."

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CERTIFICATES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

THE CERTIFICATES OFFERED BY THIS PROSPECTUS SUPPLEMENT WILL CONSTITUTE A SEPARATE SERIES OF CERTIFICATES BEING OFFERED BY THE COMPANY PURSUANT TO ITS PROSPECTUS DATED JUNE 13, 1997, OF WHICH THIS PROSPECTUS SUPPLEMENT IS A PART AND WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. THE PROSPECTUS CONTAINS IMPORTANT INFORMATION REGARDING THIS OFFERING WHICH IS NOT CONTAINED HEREIN,

AND PROSPECTIVE INVESTORS ARE URGED TO READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN FULL. IN PARTICULAR, INVESTORS SHOULD

CONSIDER CAREFULLY THE FACTORS SET FORTH UNDER "SPECIAL CONSIDERATIONS" IN THE PROSPECTUS AND IN THIS PROSPECTUS SUPPLEMENT.

                               TABLE OF CONTENTS


                                                                          Page


SUMMARY OF TERMS...........................................................S-1

SPECIAL CONSIDERATIONS.....................................................S-6

FORMATION OF THE TRUST.....................................................S-7

USE OF PROCEEDS............................................................S-7

THE TERM ASSETS ISSUER.....................................................S-7

DESCRIPTION OF THE TERM ASSETS.............................................S-8

DESCRIPTION OF THE CERTIFICATES............................................S-8

DESCRIPTION OF THE TRUST AGREEMENT........................................S-12

FEDERAL INCOME TAX CONSEQUENCES...........................................S-14

ERISA CONSIDERATIONS......................................................S-17

METHOD OF DISTRIBUTION....................................................S-18

RATINGS  .................................................................S-18

LEGAL OPINIONS............................................................S-19

INDEX OF TERMS............................................................S-20


APPENDIX A -    Identification of the Term Assets
APPENDIX B -    Amortizing Class Certificates--Schedule of Amortizing Payments
APPENDIX C -    Amounts Distributable Upon Special Event Redemption/Accreted
                Value/Ratios

                               SUMMARY OF TERMS

                  The following summary of terms does not purport to be complete and is qualified in its entirety by reference to the detailed information appearing elsewhere herein and in the Prospectus. Certain capitalized terms used herein are defined elsewhere in this Prospectus Supplement or, to the extent not defined herein, have the meanings assigned to such terms in the Prospectus.

The Trust..........................................  TIERS Corporate Bond-Backed Certificates Trust MOT
                                                     1998-5.  The Trust will be formed pursuant to the Trust
                                                     Agreement dated as of May 19, 1998 (the "Closing Date"),
                                                     between Structured Products Corp., as depositor, and U.S.
                                                     Bank Trust National Association, as trustee, as supplemented by the Series MOT 1998-5 Supplement dated as of May 19,
                                                     1998.  The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended.  The
                                                     Company is an indirect wholly-owned subsidiary of Salomon
                                                     Smith Barney Holdings Inc, a wholly owned subsidiary of
                                                     Travelers Group Inc., and is an affiliate of Salomon Brothers
                                                     Inc.  See "The Company" in the Prospectus.

Securities Offered.................................  TIERS Corporate Bond-Backed Certificates, Series MOT
                                                     1998-5.  The Certificates, each of which represents a fractional undivided beneficial interest in the Trust, will be issued pursuant to the Trust Agreement and will consist of two
                                                     classes: the ZTF Class Certificates and the Amortizing Class
                                                     Certificates.  The Term Assets will be the sole assets of the
                                                     Trust from which Certificateholders will receive any
                                                     distributions.

ZTF Class Certificates.............................  $60,000,000 aggregate Certificate Principal Balance.  Except in the case of a Special Event Redemption, no cash
                                                     distributions will be made on the ZTF Class Certificates.
                                                     Instead, the ZTF Class Certificates outstanding on April 1,
                                                     2018 will be terminated and deemed involuntarily surrendered by the holders thereof in exchange for a principal amount of the Term Assets underlying such ZTF Class Certificates equal to the aggregate Certificate Principal Balance of such ZTF
                                                     Class Certificates.  No action by such holders will be required to effect such termination and exchange, which will be carried out by the Trustee notifying such holders of such termination and exchange and distributing to each such holder in kind its pro rata portion of the Term Assets under the terms of the
                                                     Trust Agreement.

Cash Distributions
on the ZTF Class Certificates......................  Except in the case of a Special Event Redemption, there will be no cash distributions on the ZTF Class Certificates.


Amortizing Class Certificates......................  $34,778,000 aggregate initial Certificate Principal Balance.
                                                     Distributions on the Amortizing Class Certificates will consist of semiannual Fixed Payments payable on each Distribution
                                                     Date up to and including April 1, 2018.  Each Fixed Payment will be in an amount equal to the product of (i) 5.22%, (ii) 180 divided by 360, and (iii) $60,000,000 (or such other amount equal to the amount of Term Assets in the Trust as of the related
                                                     Distribution Date. Each Fixed Payment payable on the Amortizing
                                                     Class Certificates will be allocated between interest accrued at the Yield to Amortizing Class Final Distribution Date on the
                                                     then-outstanding aggregate Certificate Principal Balance of the
                                                     Amortizing Class Certificates, and return of principal to
                                                     Certificateholders, according to the schedule attached as Appendix
                                                     B hereto. Although payments on the Amortizing Class Certificates are denominated as principal and interest, the Amortizing Class
                                                     Certificates generally represent indirect beneficial ownership of solely the interest payments on the Term Assets and will be paid solely from interest payments on the Term Assets; absent a Special
                                                     Event Redemption on or prior to April 1, 2018, the Amortizing
                                                     Class Certificateholders have no right to any portion of the principal payments on the Term Assets.

                                                     The aggregate Certificate Principal Balance of the Amortizing
                                                     Class Certificates will initially be $34,778,000.  On any
                                                     Distribution Date, the aggregate Certificate Principal Balance will be reduced by the positive difference between (i) the semiannual Fixed Payment made on such Distribution Date and
                                                     (ii) interest accrued on the aggregate Certificate Principal
                                                     Balance at the Yield to Amortizing Class Final Distribution
                                                     Date from the prior Distribution Date (or, in the case of the initial Distribution Date, such interest accrued from April 1,
                                                     1998).  The Certificate Principal Balance of the Amortizing
                                                     Class Certificates for each Distribution Date is set forth on
                                                     Appendix B.

Amortizing Class Final Distribution ...............  The Amortizing Class Certificates will be paid in full on April
                                                     1, 2018.

Distribution Dates.................................  Distributions on the Amortizing Class Certificates will be made semiannually on the 1st day of each April and October, or if any such day is not a Business Day then on the immediately following
                                                     Business Day, commencing October 1, 1998;

                                                     provided, however, that payment on each Distribution Date shall be subject to prior payment of interest on the Term Assets.

Interest Accrual Period............................  For each Distribution Date, interest shall accrue on the
                                                     Amortizing Class Certificates during the period commencing on and including the prior Distribution Date to, but excluding, such Distribution Date, except that the initial Interest Accrual
                                                     Period will commence on April 1, 1998.

Term Assets........................................  The Term Assets consist of $60,000,000 aggregate principal amount of Motorola, Inc. 5.22% Debentures due October 1,
                                                     2097, having the characteristics described in a prospectus and a supplement thereto, each dated October 7, 1997.  The Term
                                                     Assets were issued and sold as part of an underwritten public offering of $300,000,000 aggregate principal amount of such securities.  Distributions are required to be made on the Term
                                                     Assets semiannually on the 1st day of each April and October, or if such day is not a Business Day, on the next succeeding
                                                     Business Day.  See "Description of the Term Assets" herein.

Deposit of Additional Term Assets;
Issuance of Additional Certificates................  The Depositor may from time to time deposit additional Term
                                                     Assets into the Trust.  Upon any such deposit, additional ZTF
                                                     Class Certificates will be issued in a Certificate Principal
                                                     Balance equal to the principal amount of the additional Term
                                                     Assets being deposited and additional Amortizing Class
                                                     Certificates will be issued in a Certificate Principal Balance calculated in the same manner as was used in the initial
                                                     offering of the Certificates.  All Certificates issued in
                                                     connection with a deposit of additional Term Assets to the
                                                     Trust will rank pari passu with the Certificates of the same class issued on the date hereof.

Trustee and Trust Agreement........................  U.S. Bank Trust National Association, acts as the Trustee pursuant to a series trust agreement (the "Trust Agreement"), a copy of which may be inspected at the designated office of the
                                                     Trustee, 100 Wall Street, Suite 1600, New York, New York 10005.

Tax Event; Term Assets Optional Redemption;
Special Event Redemption...........................  The maturity of the Term Assets may be shortened by the
                                                     Term Assets Issuer upon the occurrence and continuance of a
                                                     Tax Event (as defined herein).  In addition, the Term Assets may be redeemed by the Term Assets Issuer (i) in whole
                                                     within 90 days following the occurrence of a Tax Event and the receipt of an additional tax opinion (as described herein) or
                                                     (ii) at the option of the Term Assets Issuer as a whole at anytime or in part from time to time, on not less than 30 nor more than 60 days' notice to the holders at the Term Assets (a

                                                     "Term Assets Optional Redemption"), in each case at a price which will at least equal the accreted value of the Term Assets plus accrued and unpaid interest thereon at the Pass-Through
                                                     Rate.  If the Term Assets or a portion thereof are redeemed, or the maturity of the Term Assets is shortened to a date, prior to
                                                     April 1, 2018, the Certificates or a portion thereof, as the case may be, will be redeemed.  Any redemption of Certificates is referred to as a "Special Event Redemption" and any date of such redemption is referred to as a "Special Event Redemption
                                                     Date."  The Trustee will distribute the payment received on the
                                                     Term Assets on the Special Event Redemption Date to the
                                                     holders of the ZTF Class Certificates and the Amortizing Class
                                                     Certificates subject to such redemption in the same ratio as (i)
                                                     the accreted value of the ZTF Class Certificates as of such
                                                     Special Event Redemption

                                                     Date bears to (ii) the Certificate Principal Balance of the
                                                     Amortizing Class Certificates as of such Special Event Redemption
                                                     Date. Such ratio will be calculated by the Calculation Agent. Such ratio, and the amounts distributable as of any Distribution Date, are shown on Appendix C hereto. In the event of a redemption of a portion of the Term Assets on deposit in the Trust pursuant to a
                                                     Term Assets Optional Redemption, the Trustee shall select by lot a portion of each of the ZTF Class Certificates and the Amortizing
                                                     Class Certificates for redemption based on their respective
                                                     Certificate Principal Balances in the same proportion (or as near as practicable) that the Term Assets on deposit in the Trust being redeemed bears to the aggregate amount of the Term Assets then on deposit in the Trust, and such Certificates will be redeemed. See
                                                     "Description of the Certificates--Special Event Redemption Following
                                                     a Tax Event or a Term Assets Optional Redemption" herein.

Distribution of Term Assets
on Default.........................................  Upon a Payment Default or an Acceleration of the Term
                                                     Assets (as such terms are defined herein), the Trustee will make an in-kind distribution of the Term Assets to the holders of the ZTF Class Certificates and the Amortizing Class
                                                     Certificates.  The distribution will be made in the same ratio as (i) the accreted value of the ZTF Class Certificates as of the date of such Payment Default or Acceleration bears to (ii) the
                                                     Certificate Principal Balance of the Amortizing Class
                                                     Certificates as of the date of such Payment Default or
                                                     Acceleration.  Such ratio will be calculated by the Calculation
                                                     Agent.  Such ratio, and the amounts distributable as of any
                                                     Distribution Date, are shown on Appendix C hereto.


Record Dates.......................................  The day immediately preceding each Distribution Date.

Denominations;
Specified Currency.................................  The Certificates will be denominated and payable in U.S.
                                                     dollars and will be available for purchase in minimum
                                                     denominations of $5,000 and integral multiples thereof.

Form of Security...................................  The Certificates are being offered in registered form.
                                                     The Certificates initially will be registered in the name of Cede
                                                     & Co., as nominee of The Depository Trust Company.
                                                     Definitive certificates will be available for such Certificates only under the limited circumstances described herein.
                                                     See "Description of the Certificates--Definitive Certificates."
                                                     Distributions on the Certificates will be settled in immediately available (same-day) funds.

Trustee  ..........................................  U.S. Bank Trust National Association.

Federal Income
Tax Consequences...................................  See "Federal Income Tax Consequences" herein.

ERISA Considerations...............................  Subject to the matters discussed under "ERISA Considerations"
                                                     herein, any employee benefit or other plan subject to the
                                                     Employee Retirement Income Security Act of 1974, as
                                                     amended ("ERISA"), or Section 4975 of the Internal Revenue
                                                     Code of 1986, as amended (the "Code"), including an
                                                     individual retirement account or Keogh plan, may purchase
                                                     Certificates of a class if such plan or the fiduciary who causes
                                                     "plan assets" of any such plan to purchase the Certificates is able to make a deemed representation that its purchase and holding of the Certificates, as well as subsequent transactions involving the Trust, would not be prohibited under ERISA or
                                                     Section 4975 of the Code.

Ratings  ..........................................  It is a condition to the issuance of the Certificates that they receive ratings of "Aa3" from Moody's Investors Service, Inc.
                                                     ("Moody's") and "AA" from Standard & Poor's Ratings
                                                     Services, a division of The McGraw-Hill Companies, Inc.
                                                     ("Standard & Poor's").  The Depositor has not requested a
                                                     rating of the Certificates from any other rating agency.  The rating given to the Certificates will be based primarily upon the credit rating of the Term Assets and the legal structure of the transaction, including the limitation that payments in respect of the Certificates are subject to receipt by the Trustee of payments on the Term Assets.  The rating reflects the
                                                     likelihood that Certificateholders will receive the payments or property due or distributable on their Certificates, as
                                                     applicable.  A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating agency.  See
                                                     "Ratings."

                            SPECIAL CONSIDERATIONS

         A prospective purchaser of the Certificates should be aware of the following factors in evaluating the merits and risks of an investment therein.

No Detailed Information About Term Assets or Term Assets Issuer

         This Prospectus Supplement does not provide detailed information with respect to the Term Assets or Motorola, Inc. (the "Term Assets Issuer"), any risk factors relating thereto, or any rights or obligations, legal, financial or otherwise, arising under or related to the Term Assets. See "The Term Assets Issuer" and "Appendix A--Identification of Term Assets" herein.

Term Assets Issuer is the Only Payment Source

         The Certificates are payable solely from amounts received by the Trustee from payments made by the Term Assets Issuer on the Term Assets. The Term Assets Issuer is subject to laws permitting bankruptcy, moratorium, reorganization or other actions which, in the event of financial difficulties of the Term Assets Issuer, could result in delays in payment, partial payment or non-payment of the Certificates relating to a Term Asset. In the event of nonpayment of the Term Assets, the risk of such nonpayment will be borne by the holders of the Certificates. See "Description of the Certificates--Distribution of Term Assets on Payment Default or Acceleration" herein.

Bankruptcy Risks

         If Salomon Brothers Holding Company Inc ("SBHCI"), the parent of the Depositor, were to become a debtor in a bankruptcy case and a creditor or trustee-in-bankruptcy or SBHCI itself were to request a bankruptcy court to order that the Depositor be substantively consolidated with SBHCI, delays in and reductions in the amount of distributions on the Certificates could occur. SBHCI and the Depositor have taken certain steps that are intended to minimize the risk that the assets of the Depositor would be substantively consolidated with the assets and liabilities of SBHCI. These steps include the creation of the Depositor as a separate, limited purpose subsidiary, restrictions on the operations of the Depositor, and limitations in the certificate of incorporation of the Depositor on the nature of the Depositor's business and its ability to commence voluntary insolvency cases or proceedings without the prior unanimous vote of all its directors. Further, the Depositor does not intend to file, and SBHCI has agreed that it will not file, a voluntary petition for relief under the Bankruptcy Code or any similar applicable state laws with respect to the Depositor. Thus, (i) the voluntary or involuntary application with respect to the Depositor for relief under Title 11 of the United States Code or similar applicable state laws and (ii) the substantive consolidation of the Depositor and SBHCI is unlikely to occur.

         The transfer of the Term Assets from Salomon to the Depositor is intended and has been structured to constitute an absolute sale of the Term Assets rather than a borrowing by Salomon secured by the Term Assets. If Salomon were to become a debtor in a bankruptcy case or a case under the Securities Investor Protection Act of 1970, as amended ("SIPA") and a bankruptcy trustee, a court which had issued a protective decree under SIPA or a creditor of Salomon were to take the position that the transfer of the Term Assets from Salomon to the Depositor should be characterized as the pledge of the Term Assets to secure a borrowing by Salomon, then delays in distributions on the Certificates or (should the bankruptcy court or the court in a case under SIPA rule in favor of any such trustee or creditor) reductions in such distributions could result. If the transfer of the Term Assets to the Depositor is treated as a sale, however, the Term Assets would not be part of Salomon's bankruptcy estate and would not be available to Salomon's creditors.

No Assurance of Liquidity

         There is no assurance that any secondary market will develop or be maintained for any class of Certificates. While the Underwriter intends to maintain a secondary market for Certificates, it is not obligated to do so. There can be no assurance that a secondary market in the Certificates will develop or, if it does develop, that it will remain in existence for any period of time. The absence of a secondary market would adversely affect the liquidity of the Certificates.

Events of Default

         If an event of default on the Term Assets occurs, the risk of loss with respect to the Term Assets lies entirely with the Certificateholders. If a Payment Default or Acceleration (as such terms are defined herein) occurs, the Trustee will distribute the Term Assets to the Certificateholders. See "Description of the Certificates--Distribution of Term Assets on Payment Default or Acceleration" herein.

The Underwriter and the Company

         The Underwriter is an affiliate of the Company.

                            FORMATION OF THE TRUST

         TIERS Corporate Bond-Backed Certificates Trust MOT 1998-5 will be formed under New York law pursuant to the Trust Agreement dated as of May 19,

1998, as supplemented by the Series MOT 1998-5 Supplement dated as of May 19, 1998. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Concurrently with the execution and delivery of the Trust Agreement, the Company will deposit with the Trustee the proceeds from the sale of the Certificates to the Underwriter, with instructions to use such funds for the specific purpose of purchasing the Term Assets. The Trustee, on behalf of the Trust, will accept such funds, purchase the Term Assets and deliver the Certificates to or upon the order of the Company. The Trustee will hold the Term Assets for the benefit of the Certificateholders.

                                USE OF PROCEEDS

         The net proceeds to be received by the Company from the sale of the Certificates will be used to purchase the Term Assets, which, after the purchase thereof, will be sold by the Company to the Trust and will be the sole Deposited Assets (as defined in the Prospectus) of the Trust.


                            THE TERM ASSETS ISSUER

         This Prospectus Supplement does not provide information with respect to the Term Assets Issuer. No investigation has been made of the financial condition or creditworthiness of the Term Assets Issuer or any of its subsidiaries in connection with the issuance of the Certificates. The Company is not an affiliate of the Term Assets Issuer.

         The Term Assets Issuer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information (including financial information) with the Commission. Copies of such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, such reports and other information can be obtained from the Term Assets Issuer at its address specified in its most recent publicly available reports and at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

         The Trust will have no assets other than the Term Assets from which to make distributions of amounts due in respect of the Certificates. Consequently, the ability of Certificateholders to receive distributions in respect of the Certificates will depend principally on the Trust's receipt of payments on the Term Assets from the Term Assets Issuer.

         Prospective purchasers of the Certificates should consider carefully the Term Assets Issuer's financial condition and its ability to make payments in respect of such Term Assets. This Prospectus Supplement relates only to the Certificates being offered hereby and does not relate to the Term Assets or the Term Assets Issuer. All information contained in this Prospectus Supplement regarding the Term Assets Issuer is derived from the Term Assets Prospectus. Neither the Company nor the Underwriter has participated in the preparation of such documents, or takes any responsibility for the accuracy or completeness of the information provided therein.


                        DESCRIPTION OF THE TERM ASSETS

         The Term Assets of the Trust will consist solely of initially $60,000,000 aggregate principal amount of 5.22% Debentures due October 1, 2097 issued by the Term Assets Issuer, having the characteristics described in the Term Assets Prospectus. The Term Assets were originally issued by the Term Assets Issuer as part of an underwritten public offering of $300,000,000 aggregate principal amount of such securities, pursuant to a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Term Assets Registration Statement"), filed by the Term Assets Issuer with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Distributions are required to be made on the Term Assets semiannually on the 1st day of each April and October (each, a "Term Assets Payment Date"), or if such day is not a Business Day, on the next succeeding Business Day.

         The Term Assets deposited in the Trust represent the sole assets of the Trust that are available to make distributions in respect of the Certificates. Consequently, the ability of Certificateholders to receive distributions in respect of the Certificates will depend on the Trust's receipt of payments on, or in respect of, the Term Assets. This Prospectus Supplement relates only to the Certificates being offered hereby and does not relate to the Term Assets.

         The disclosure under this caption in the Prospectus Supplement is intended primarily to identify the Term Assets and does not purport to summarize the Term Assets or to provide information with respect to the Term Assets Issuer. Appendix A to this Prospectus Supplement, which contains the pricing terms of the Term Assets, is derived solely from the description thereof in the Term Assets Prospectus. Such information does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, (i) the Term Assets Prospectus, and (ii) the Term Assets Registration Statement, of which the Term Assets Prospectus is a part. This Prospectus Supplement relates only to the Certificates offered hereby and does not relate to an offering of the Term Assets. No representation is made by the Trust, the Trustee or the Company as to the accuracy or completeness of the information contained in the Term Assets Prospectus or the Term Assets Registration Statement.


Ratings

         The Term Assets have been rated "Aa3" and "AA" by Moody's and Standard & Poor's, respectively. Any rating of the Term Assets is not a recommendation to purchase, hold or sell such Term Assets or the Certificates, and there can be no assurance that a rating will remain for any given period of time or that a rating will not be revised or withdrawn entirely by a rating agency if in its judgment circumstances in the future so warrant.

Salomon Brothers Inc and the Term Assets Issuer

         From time to time, Salomon Brothers Inc may be engaged by the Term Assets Issuer as an underwriter or placement agent, in an advisory capacity or in other business arrangements. In addition, Salomon Brothers Inc or another affiliate of the Company may make a market in other outstanding securities of the Term Assets Issuer.


                        DESCRIPTION OF THE CERTIFICATES

General

         The Certificates will be denominated and distributions with respect thereto will be payable in United States Dollars, which will be the "Specified Currency" as such term is defined in the Prospectus. The Certificates represent in the aggregate the entire beneficial ownership interest in the Trust. The property of the Trust will consist of (i) the Term Assets, (ii) all payments on or collections in respect of the Term Assets accrued on or after the Closing Date, together with any proceeds thereof, and (iii) all funds from time to time deposited with the Trustee in accounts related to the Trust. The property of the Trust will be held for the benefit of the Certificateholders by the Trustee. Certificateholders will receive payments on each Distribution Date as described herein. See "-- Collections and Distributions."

         The Certificates represent two classes of undivided fractional beneficial interests in specific assets of the Trust, and all distributions to Certificateholders shall be made only from the property of the Trust as described herein. The Certificates do not represent an interest in or obligation of the Company, the Term Assets Issuer, the Trustee or Salomon Brothers Inc or any affiliate thereof.

         The aggregate "Certificate Principal Balance" of the ZTF Class Certificates on any determination date will equal the aggregate principal amount of the Term Assets in the Trust as of such date. The Certificate Principal Balance of any ZTF Class Certificate will represent a pro rata portion of the then-current aggregate Certificate Principal Balance of all outstanding ZTF Class Certificates and will equal the principal amount of Term Assets that the holder of such ZTF Class Certificate is entitled to receive as an in-kind distribution on April 1, 2018. Except in the case of a Special Event Redemption, holders of ZTF Class Certificates will not be entitled to receive any cash distributions.

         The aggregate "Certificate Principal Balance" of the Amortizing Class Certificates will initially be $34,778,000. On any Distribution Date, the aggregate Certificate Principal Balance will be reduced by the positive difference between (i) the semiannual Fixed Payment made on such Distribution Date and (ii) interest accrued on the aggregate Certificate Principal Balance at the Yield to Amortizing Class Final Distribution Date from the prior Distribution Date (or, in the case of the initial Distribution Date, such interest accrued from the Closing Date). The Certificate Principal Balance of any Amortizing Class Certificate will represent a pro rata portion of the then-current aggregate Certificate Principal Balance of all outstanding Amortizing Class Certificates. The Amortizing Class Certificates are not subject to redemption except in connection with a Special Event Redemption.

         The semiannual Fixed Payment payable on the Amortizing Class Certificates will be allocated between interest and return of principal according to the table attached as Appendix B hereto. Although payments on the Amortizing Class Certificates are denominated as principal and interest, the Amortizing Class Certificates generally represent indirect beneficial ownership of solely the interest payments on the Term Assets and will be paid solely from interest payments on the Term Assets; absent a Special Event Redemption prior to April 1, 2018, the Amortizing Class Certificateholders have no right to any portion of the principal payments on the Term Assets.

Form of the Certificates

         The Certificates will be delivered in registered form. The Certificates will be issued, maintained and transferred on the book-entry records of DTC and its Participants in minimum denominations of $5,000 and integral multiples thereof.

         The Certificates will each initially be represented by one or more global certificates registered in the name of the nominee of DTC (together with any successor clearing agency selected by the Company, the "Clearing Agency"), except as provided below; the Company has been informed by DTC that DTC's nominee will be Cede & Co. No Certificateholder will be entitled to receive a certificate representing such Certificateholder's interest, except as set forth below under "Definitive Certificates." Unless and until Definitive Certificates (as defined below) are issued under the limited circumstances described herein, all references to actions by Certificateholders with respect to any such Certificates shall refer to actions taken by DTC upon instructions from its Participants. See "Definitive Certificates" below and "Description of the Certificates--Global Securities" in the Prospectus.

         Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC will take action permitted to be taken by a Certificateholder under the Trust Agreement only at the direction of one or more Participants to whose DTC account such Certificates are credited.

Additionally, DTC will take such actions with respect to specified Voting Rights (as defined herein) only at the direction and on behalf of Participants whose holdings of such Certificates evidence such specified Voting Rights. DTC may take conflicting actions with respect to Voting Rights, to the extent that Participants whose holdings of Certificates evidence such Voting Rights authorize divergent action.

Definitive Certificates

         "Definitive Certificates" will be issued to owners of Certificates or their nominees, respectively, rather than to DTC or its nominee, only if (i) the Company advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as Clearing Agency with respect to the Certificates and the Company is unable to locate a qualified successor or (ii) the Company, at its option, elects to terminate the book-entry system through DTC.

         Upon the occurrence of any event described in the immediately preceding paragraph, the Trustee is required to notify all Participants of the availability through DTC of Definitive Certificates. Upon surrender by DTC of the definitive certificates representing the Certificates and receipt of instructions for re-registration, the Trustee will reissue such Certificates as Definitive Certificates issued in the respective principal amounts owned by the individual owners of such Certificates, and thereafter the Trustee will recognize the holders of such Definitive Certificates as Certificateholders under the Trust Agreement.

Listing on the New York Stock Exchange

         The Amortizing Class Certificates have been authorized for listing, upon official notice of issuance, with the NYSE. There can be no assurance that the Amortizing Class Certificates, once listed, will continue to be eligible for trading on the NYSE.

Interest Accrual

         For each Distribution Date, interest shall accrue on the Amortizing Class Certificates during the period (the "Interest Accrual Period") commencing on and including the prior Distribution Date to, but excluding, such Distribution Date, except that the initial Interest Accrual Period shall commence on April 1, 1998.

         Interest will not accrue on the Certificate Principal Balance of the ZTF Class Certificates. Instead, the ZTF Class Certificates will be terminated and deemed involuntarily surrendered by the holders thereof in exchange for a principal amount of the Term Assets underlying such ZTF Class Certificates equal to the aggregate Certificate Principal Balance of such ZTF Class

Certificates on April 1, 2018, unless a Special Event Redemption has occurred prior to such date. No action by such holders will be required to effect such termination and exchange, which will be carried out by the Trustee notifying such holders of such termination and exchange and distributing to each such holder in kind its pro rata portion of the Term Assets under the terms of the Trust Agreement.

         Interest will accrue on each Amortizing Class Certificate for each Interest Accrual Period ending on or prior to April 1, 2018 at the Yield to Amortizing Class Final Distribution Date (such accrued interest, the "Amortizing Class Periodic Interest"). Except in the case of any Special Event Redemption, the Amortizing Class Periodic Interest shall be payable (together with principal on the Amortizing Class Certificates) on the Distribution Dates related to each applicable Interest Accrual Period.

         See "Description of the Certificates--Interest on the Certificates" in the Prospectus.

Collections and Distributions

         Distributions by the Trustee pursuant to the terms of the Certificates and the Trust Agreement shall be made, subject to timely receipt of payments on the Term Assets and, in the case of cash distributions, solely to the extent of funds held under the Trust Agreement:

         (i) for the ZTF Class Certificates, by a distribution in kind of the Term Assets on April 1, 2018, and

         (ii) for the Amortizing Class Certificates, on each Distribution Date through April 1, 2018;

subject, in each case, to the provisions discussed under "Description of the Certificates -- Special Event Redemption Following a Tax Event or a Term Assets Optional Redemption" and "-- Distribution of Term Assets on Payment Default or Acceleration."

         If a payment with respect to the Term Assets is made to the Trustee after the Term Assets Payment Date on which such payment was due, the Trustee will distribute any such amounts received on the Business Day following such receipt. No additional amounts will accrue on the Certificates or be owed to Certificateholders in respect of such distribution.

         All amounts received on or with respect to the Term Assets shall be held uninvested by the Trustee.

         On April 1, 2018, the Trustee will distribute the Term Assets in kind to the ZTF Class Certificateholders, unless a Special Event Redemption has occurred on or prior to such date.


         On each Distribution Date, the Trustee will distribute Interest Collections (as defined below) for such Distribution Date in the Collection Account to the Amortizing Class Certificateholders for the payment of Fixed Payments, but only to the extent that such Interest Collections were accrued prior to April 1, 2018.

         "Interest Collections" means, with respect to any Distribution Date, all payments received by the Trustee, during the Collection Period ending on such Distribution Date, in respect of (i) interest on the Term Assets and (ii) penalties or other amounts required to be paid because of late payments on the Term Assets. "Collection Period" means each period from (but excluding) the preceding Distribution Date (or, in the case of the first Distribution Date, from and including the Closing Date) up to and including the current Distribution Date.

Distribution In Kind of Term Assets on April 1, 2018

         The ZTF Class Certificates outstanding on April 1, 2018 will be terminated and deemed involuntarily surrendered by the holders thereof in exchange for a principal amount of the Term Assets underlying such ZTF Class Certificates equal to the aggregate Certificate Principal Balance of such ZTF Class Certificates. No action by such holders will be required to effect such termination and exchange, which will be carried out by the Trustee notifying such holders of such termination and exchange and distributing to each such holder in kind its pro rata portion of the Term Assets under the terms of the Trust Agreement.

Special Event Redemption Following a Tax Event or a Term Assets Optional Redemption

         The maturity of the Term Assets may be shortened by the Term Assets Issuer upon the occurrence and during the continuation of a Tax Event (as defined herein). The Term Assets may be redeemed by the Term Assets Issuer in whole but not in part within 90 days following the occurrence and continuation of a Tax Event and the receipt by the Term Assets Issuer of an opinion of a nationally recognized independent tax counsel, to the effect that there would, notwithstanding any shortening of the maturity of the Term Assets, be more than an insubstantial risk that the interest paid by the Term Assets Issuer, or original issue discount accrued, on the Term Assets is not, or will not be, deductible, in whole or in part, by the Term Assets Issuer for United States federal income tax purposes. In addition, the Term Assets may be redeemed as a whole at any time or in part from time to time at the option of the Term Assets Issuer on not less than 30 nor more than 60 days' notice to the holders of the Term Assets (a "Term Assets Optional Redemption"). The Term Assets will be redeemed at a price which will at least equal the accreted value of the Term Assets plus accrued and unpaid interest thereon at the Pass-Through Rate to the date of redemption. If the Term Assets or a portion thereof are redeemed, or the maturity of the Term Assets is shortened to a date, prior to April 1, 2018, the Certificates or a portion thereof, as the case may be, will be redeemed. Any redemption of Certificates is referred to as a "Special Event Redemption" and any date of such redemption is referred to as a "Special Event Redemption Date." The Trustee will distribute the payment received on the Term Assets on the Special Event Redemption Date to the holders of the ZTF Class

Certificates and the Amortizing Class Certificates subject to such redemption in the same ratio as (i) the accreted value of the ZTF Class Certificates as of such Special Event Redemption Date bears to (ii) the Certificate Principal Balance of the Amortizing Class Certificates as of such Special Event Redemption Date. Such ratio will be calculated by the Calculation Agent. Such ratio, and the amounts distributable as of any Distribution Date, are shown on Appendix C hereto.

         In the event of a redemption of a portion of the Term Assets on deposit in the Trust pursuant to a Term Assets Optional Redemption, the Trustee shall select by lot a portion of each of the ZTF Class Certificates and the Amortizing Class Certificates for redemption based on their respective Certificate Principal Balances in the same proportion (or as near as practicable) that the Term Assets on deposit in the Trust being redeemed bears to the aggregate amount of Term Assets then on deposit in the Trust, and such Certificates will be redeemed.

         A "Tax Event" means the receipt by the Term Assets Issuer of an opinion of nationally recognized independent tax counsel to the effect that, as a result of (a) any amendment to, clarification of or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling (including the public release of any technical advice memorandum or other private letter ruling), regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or (c) any amendment to, clarification of or change in any official position with respect to, or any interpretation of (including any position taken in any Internal Revenue Service audit or similar proceeding, in each event, involving the Term Assets Issuer), an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring or first publicly released on or after October 7, 1997, there is more than an insubstantial increase in the risk that interest paid by the Term Assets Issuer, or original issue discount accrued, on the Term Assets is not, or will not be, deductible, in whole or in part, by the Term Assets Issuer for United States federal income tax purposes.

Distribution of Term Assets on Payment Default or Acceleration

         If a Payment Default or an Acceleration occurs, the Trustee will make an in-kind distribution of the Term Assets to the holders of the ZTF Class Certificates and the Amortizing Class Certificates. A "Payment Default" means a default in the payment of any amount due on the Term Assets from the Term Assets Issuer after the same becomes due and payable (and the expiration of any applicable grace period on the Term Assets). An "Acceleration" means the acceleration of the maturity of the Term Assets following the occurrence of any default on the Term Assets other than a Payment Default. The distribution will be made to the holders of the ZTF Class Certificates and the Amortizing Class Certificates in the same ratio as (i) the accreted value of the ZTF Class Certificates as of the date of such Payment Default or Acceleration bears to (ii) the Certificate Principal Balance of the Amortizing Class Certificates as of the date of such Payment Default or Acceleration. Such ratio will be calculated by the Calculation Agent. Such ratio, and the amounts distributable as of any Distribution Date, are shown on Appendix C hereto. Term Assets will be liquidated by the Trustee, and the proceeds thereof distributed in cash, only to the extent necessary to avoid distribution of fractional securities to Certificateholders.

Additional Term Assets and Certificates

         The Depositor may from time to time deposit additional Term Assets into the Trust. Upon any such deposit, additional ZTF Class Certificates will be issued in a Certificate Principal Balance equal to the principal amount of the additional Term Assets being deposited and additional Amortizing Class Certificates will be issued in a Certificate Principal Balance calculated in the same manner as was used in the initial offering of the Certificates. All Certificates issued in connection with a deposit of additional Term Assets to the Trust will rank pari passu with the Certificates of the same class issued on the date hereof.


                      DESCRIPTION OF THE TRUST AGREEMENT

General

         The Certificates will be issued pursuant to the Trust Agreement, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the Prospectus form a part. A Current Report on Form 8-K relating to the Certificates containing a copy of the Trust Agreement as executed will be filed by the Company with the Commission following the issuance and sale of the Certificates. The assets of the Trust created under the Trust Agreement will consist of (i) the Term Assets, (ii) all payments on or collections in respect of the Term Assets accrued on or after April 1, 1998, together with any proceeds thereof, and (iii) all funds from time to time deposited with the Trustee in accounts related to the Trust. Reference is made to the Prospectus for important information in addition to that set forth herein regarding the Trust, the terms and conditions of the Trust Agreement and the Certificates. The following summaries of certain provisions of the Trust Agreement do not purport to be complete and are subject to the detailed provisions contained in the form of Trust Agreement, to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein.


Affiliate Exchange Right

         Each affiliate of the Depositor, but not the Depositor itself, will have the right, subject to the limitations contained in the Trust Agreement, on any date to tender to the Trustee ZTF Class Certificates comprising a specified percentage of the aggregate Certificate Principal Balance of the ZTF Class Certificates, together with Amortizing Class Certificates comprising the same percentage of the aggregate Certificate Principal Balance of the Amortizing Class Certificates, and to receive in exchange a principal amount of Term Assets comprising the same percentage of the Term Assets deposited in the Trust.

The Trustee

         U.S. Bank Trust National Association, a national banking association, will act as trustee for the Certificates and the Trust pursuant to the Trust Agreement. The Trustee's offices are located at 100 Wall Street, Suite 1600, New York, New York 10005 and its telephone number is (212) 361-2500.

         The Trust Agreement will provide that the Trustee and any director, officer, employee or agent thereof will be indemnified by the Trust and held harmless against any loss, liability or expense incurred in connection with any legal action relating to the Trust Agreement or the Certificates or the performance of the Trustee's duties under the Trust Agreement, other than any loss, liability or expense (i) that constitutes a specific liability of the Trustee under the Trust Agreement or (ii) incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's duties under the Trust Agreement or as a result of a breach, or by reason of reckless disregard, of the Trustee's obligations and duties under the Trust Agreement.

         Pursuant to the Trust Agreement, as compensation for the performance of its duties under such agreement, the Trustee shall be entitled to payment of trustee fees and reimbursement of expenses by the Company pursuant to a separate agreement with the Company, but shall not have any claim against the Trust with respect thereto.

Event of Default

         There are no events of default with respect to the Certificates. If a Payment Default or an Acceleration occurs, the Trustee will distribute the Term Assets to the Certificateholders. See "Description of the
Certificates--Distribution of Term Assets on Payment Default or Acceleration" herein.

Voting Rights

         The ZTF Class Certificateholders will have 50% of the total Voting Rights, and the Amortizing Class Certificateholders will have 50% of the total Voting Rights. Subject to the foregoing, "Voting Rights" shall mean (a) with respect to the ZTF Class Certificates, the Voting Rights allotted to such Class allocated among all ZTF Class Certificateholders in proportion to the respective Certificate Principal Balances of the then-outstanding ZTF Class Certificates held by such Certificateholders on any date of determination and

(b) with respect to the Amortizing Class Certificates, the Voting Rights allotted to such Class allocated among all Amortizing Class Certificateholders in proportion to the respective Certificate Principal Balances of the then-outstanding Amortizing Class Certificates held by such Certificateholders on any date of determination.

         The required percentage of Voting Rights of those Certificates that are materially adversely affected by any modification or amendment of the Trust Agreement necessary to consent to such modification or amendment shall be 66-2/3%.

Voting of Term Assets

         The Trustee, as holder of the Term Assets, has the right to vote and give consents and waivers in respect of such Term Assets as permitted by the depositary with respect thereto and except as otherwise limited by the Trust Agreement. In the event that the Trustee receives a request from the Term Assets Issuer for its consent to any amendment, modification or waiver of the Term Assets or any document relating thereto, or receives any other solicitation for any action with respect to the Term Assets, the Trustee shall mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of such date. The Trustee shall request instructions from the Certificateholders as to whether or not to consent to or vote to accept such amendment, modification, waiver or solicitation. The Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion (based on the relative Certificate Principal Balances of the Certificates) as the Certificates of the Trust were actually voted or not voted by the Certificateholders thereof as of a date determined by the Trustee prior to the date on which such consent or vote is required; provided, however, that, notwithstanding anything to the contrary stated herein, the Trustee shall at no time vote in favor of or consent to any matter (i) which would alter the timing or amount of any payment on the Term Assets, including, without limitation, any demand to accelerate the Term Assets or (ii) which would result in the exchange or substitution of any Term Asset pursuant to a plan for the refunding or refinancing of such Term Asset, except in each case with the unanimous consent of the Certificateholders and subject to the requirement that such vote or consent would not, based on an opinion of counsel, materially increase the risk that the Trust would fail to qualify as a grantor trust for federal income tax purposes. The Trustee shall have no liability for any failure to act resulting from Certificateholders' late return of, or failure to return, directions requested by the Trustee from the Certificateholders.

Evidence as to Compliance

         Annual independent audits of the Trust will not be required; however, the Trust Agreement will provide that within four months following the end of an Accounting Period during which a distribution was scheduled to be made on the Term Assets, a firm of independent public accountants will furnish a report to the Depositor, the Rating Agencies and the Trustee to the effect that such firm has examined certain documents and records relating to the administration of the Term Assets during the related Accounting Period and performed accounting and auditing procedures set forth in the Trust Agreement which should enable the recipients of such reports to determine whether such administration was conducted in compliance with the terms of the Trust Agreement. Such report will identify any exceptions found during the examination. "Accounting Period" will mean each twelve-month period ending on the 30th day of June. The Company reserves the right to change the timing of Accounting Periods, but no Accounting Period may exceed 12 months.

Termination of the Trust

         The Trust shall terminate upon (i) the distribution in kind of the Term Assets on April 1, 2018, (ii) the payment in full of amounts due and owing on the Certificates following a Special Event Redemption, (iii) the distribution in kind of the Term Assets to the ZTF Class Certificateholders and Amortizing Class Certificateholders after a Payment Default or an Acceleration or (iv) the distribution in kind of the Term Assets upon the tender by an affiliate of the Depositor of 100% of each of the then-outstanding ZTF Class Certificates and Amortizing Class Certificates in exchange for 100% of the Term Assets. See "Description of the Trust Agreement--Termination" in the Prospectus.


                        FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain of the United States federal income tax consequences of an investment in the Certificates by Holders that acquire their Certificates in their initial offering. The discussion and the opinions referenced below are based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change. Prospective investors should note that no rulings have been or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Further, the following summary does not deal with all United States federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as Non-United States Holders

(as defined below), banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, S corporations, estates and trusts, investors that hold the Certificates (or have held the Term Assets) as part of a hedge, straddle, integrated transaction or conversion transaction, or holders whose "functional currency" is not the United States dollar. Furthermore, it does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a Certificateholder. In addition, this summary generally is limited to investors that will hold the Certificates as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986 (the "Code"). Investors should consult their own tax advisers to determine the United States federal, state, local and other tax consequences of the purchase, ownership and disposition of the Certificates.

         As used herein under "Federal Income Tax Consequences," "United States Holder" or "Holder" means a beneficial holder of a Certificate that is an individual citizen or resident of the United States, a corporation or, except as may be provided in regulations, other entity created or organized in or under the laws of the United States or an estate or trust which is a United States Person within the meaning of section 7701(a)(30) of the Code. "Non-United States Holder" means any holder that is not a United States Holder.

Tax Status of the Trust

         The characterization of the Trust for federal income tax purposes is not certain. It is structured as a "grantor trust" and will likely be so treated. Nonetheless, certain terms of the Trust may be viewed by the Internal Revenue Service as inconsistent with the rules for qualification as a grantor trust. In light of this uncertainty, upon the issuance of the Certificates, Orrick, Herrington & Sutcliffe LLP, special counsel to the Depositor, will deliver its opinion generally to the effect that, assuming compliance with the Trust Agreement (and certain other documents) and based on certain representations of the Depositor, for federal income tax purposes, if the Trust is determined not to be a grantor trust, it will be characterized as a partnership and not as an association taxable as a corporation (or publicly traded partnership treated as an association).

         Prospective investors should be aware that no rulings have been sought from the IRS, and that legal opinions are not binding on the IRS or the courts. Accordingly, there can be no absolute assurance that the IRS will agree that the Trust is a grantor trust. If, contrary to special counsel's opinion, the Trust is determined to be an association taxable as a corporation or a publicly traded partnership treated as a corporation, among other consequences, the Trust would be subject to federal income tax (and similar state income or franchise taxes) on its income and distributions to Certificateholders would be impaired. In light of special counsel's opinion, however, (i) the Trust intends for tax reporting purposes to characterize the Trust as a grantor trust and (ii) except as specifically discussed otherwise under "Possible Recharacterization of the Trust as a Partnership and the Amortizing Class Certificates as Debt" or otherwise indicated herein, the balance of this discussion assumes that the Trust will be classified as a grantor trust.

         Certificateholders will be treated, for federal income tax purposes, as if they had purchased their pro rata interest of the Trust's underlying assets.

         The prospectus supplement relating to the original offering of the Term Assets indicates that counsel to the Term Assets Issuer advised the Term Assets Issuer that the Term Assets will constitute indebtedness for United

States federal income tax purposes. Special tax counsel to the Company has made no investigation of the Term Assets or the circumstances surrounding their issuance but has assumed that they will be classified for United States federal income tax purposes as indebtedness of the Term Assets Issuer. The balance of this discussion assumes that the Term Assets will be so classified.

Income of Certificateholders

         Each Certificateholder will be subject to the original issue discount ("OID") rules of the Code and Treasury Regulations with respect to such Certificate. Under those rules, the Certificateholder (whether on the cash or accrual method of accounting) will be required to include in income the OID on the Certificate as it accrues on a daily basis, regardless of when cash payments are received, using a method reflecting a constant yield as described below.

         The amount of OID on the Certificate will be equal to the excess of all amounts payable on the Certificate over the amount paid to acquire the Certificate. In general, the amount of OID includible in income in any taxable year by a Certificateholder is the sum of the "daily portions" of OID on the Certificate for all days during the taxable year that the Certificateholder owns the Certificate. The daily portions of OID on a Certificate are determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to that accrual period. The amount of OID allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of the Certificate at the beginning of the period by a fraction, the numerator of which is the annual yield to maturity of the Certificate and the denominator of which is the number of accrual periods in a year. An "accrual period" would generally be each period ending on an interest payment date on the Certificates, although Treasury regulations allow a Certificateholder to elect other accrual periods of no more than a year in length, as long as each scheduled payment on the Certificates occurs at the end of an accrual period. The yield to maturity of a Certificate is determined by each holder based on that holder's purchase price.

         The "adjusted issue price" of the Certificate at the beginning of any accrual period is the purchase price for a Certificate (i) increased by the amount of OID allocable to all prior accrual periods and (ii) reduced by the amount of all payments on the Certificates allocable to the holder in all prior accrual periods.

         The Trustee currently intends for information reporting purposes to account for OID reportable by Certificateholders by reference to the price paid for a Certificate by an initial purchaser at the original offering price to the public, although the amount of OID will differ for other purchasers. Such purchasers should consult their tax advisers regarding the proper calculation of OID.


         Because a ZTF Class Certificateholder will not be receiving current distributions of interest, OID will be reported as income prior to the receipt of cash attributable to such income and (prior to the ZTF Class Accrual Commencement Date) the amount of OID includible in income will increase each year.

Purchase and Sale of a Certificate or Term Assets

         A Certificateholder's tax basis in a Certificate generally will equal the cost of the Certificate increased by any amounts includible in income as OID, and reduced by any payments made on the Certificate. If a Certificate is sold or redeemed for cash (for example, upon the redemption of Term Assets upon a Special Event Redemption), capital gain or loss will be recognized equal to the difference between the proceeds of sale and the Certificateholder's adjusted basis in the Certificate. Assuming that all holders receive solely Term Assets, no gain or loss will be recognized by a holder upon the exchange of Term Assets for ZTF Class Certificates of equal principal amount on April 1, 2018. It is not clear whether gain or loss will be recognized upon the redemption of the Certificates in exchange for Term Assets following a Payment Default or an Acceleration on the Term Assets.


Possible Recharacterization of the Trust as a Partnership and the Amortizing Class Certificates as Debt

         As indicated above under "Tax Status of the Trust," it is possible that the IRS will seek to recharacterize the Trust as a partnership. If the IRS were to successfully recharacterize the Trust as a partnership, the Trust would not be subject to federal income tax. Further, under Treasury Regulation 1.761-2, certain partnerships may "elect out" of subchapter K of the Code (partnership tax accounting). Although its eligibility is subject to uncertainty, the Trust intends to make this election. Assuming that it is so eligible, each Certificateholder will be required to report its respective share of the items of income, deductions, and credits of the organization on their respective returns (making such elections as to individual items as may be appropriate) in a manner consistent with the exclusion of the Trust from partnership tax accounting. Such reporting should be substantially similar to the income tax reporting that would be required under the grantor trust rules. In mutual consideration for each Holder's purchase of a Certificate, each such Holder is deemed to consent to the Trust's making of a protective election out of subchapter K of the Code.

         If the election to be excluded from the partnership tax accounting provisions of the Code is not effective, among other consequences, (i) the Trust would be required to account for its income and deductions at the Trust level and to utilize a taxable year for reporting purposes, (ii) the information reporting rules applicable to partnerships would apply and (iii) each Holder would be required to separately take into account such Holder's distributive share of income and deductions of the Trust. A Holder would take into account its distributive share of Trust income and deductions for each taxable year of the Trust in the Holder's taxable year which ends with or within the Trust's taxable year. A Holder's share of the income of the Trust computed at the Trust level would not necessarily be the same if computed under the OID rule described above under "Income of Certificateholders" and, in particular, may not take account of any difference in the yield on the Certificate to the Holder based on the Certificateholder's purchase price and the yield on the Term Assets determined at the Trust level.

         Although unlikely, it is also possible that the Amortizing Class Certificates may be treated as newly issued debt instruments of the Trust. In such a case they would generally be treated as not having been issued with original issue discount. However, as debt instruments, the Amortizing Class Certificates would be debt instruments described in section 1272(a)(6) of the Code. Special rules apply to such debt instruments acquired with market discount or premium and, in general, such instruments may not be integrated with hedging instruments under Treasury Regulation section 1.1275-6.

         In the unlikely event that the Amortizing Class Certificates are treated as debt instruments issued by the Trust, ZTF Class Certificateholders would be treated as owning indirect interests in the (whole) Term Assets and the Amortizing Class Certificates would be treated as acquisition indebtedness. Among other consequences, income on the ZTF Class Certificates would be included in unrelated business taxable income, and thus subject to tax, in the hands of tax-exempt investors.


State and Other Tax Consequences

         In addition to the federal income tax consequences described above, potential investors should consider the state, local and foreign tax consequences of the acquisition, ownership and disposition of the Certificates. State, local and foreign tax law may differ substantially from federal tax law, and this discussion does not purport to describe any aspect of the tax law of a state or other jurisdiction (including whether the Trust, if treated as a partnership for federal income tax purposes, would be treated as a partnership under any state or local jurisdiction). Therefore, prospective purchasers should consult their own tax advisers with respect to such matters.


                             ERISA CONSIDERATIONS

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code impose certain requirements on (a) an employee benefit plan (as defined in Section 3(3) of ERISA), (b) a plan described in Section 4975(e)(1) of the Code, including an individual retirement account ("IRA") or Keogh plan ("Keogh") or (c) any entity whose underlying assets include plan assets by reason of a plan's investment in the entity (each, a "Plan").


         In accordance with ERISA's general fiduciary standards, before investing in a Certificate, a Plan fiduciary should determine whether such an investment is permitted under the governing Plan instruments and is appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code (collectively, "Parties in Interest"). Thus, a Plan fiduciary considering an investment in Certificates should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. The Term Assets Issuer, the Underwriter, the Trustee and their respective affiliates may be Parties in Interest with respect to many Plans.

         An investment in Certificates by a Plan might result in the assets of the Trust being deemed to constitute plan assets, which in turn might mean that certain aspects of such investment, including the deemed extension of credit between the Term Assets Issuer and the holder of a Certificate (as a result of the Term Assets being deemed to be plan assets) might be prohibited transactions under ERISA and Section 4975 of the Code unless exemptive relief were available under an applicable exemption issued by the United States Department of Labor (the "DOL"). Neither ERISA nor the Code defines the term "plan assets." Under Section 2510.3-101 of the DOL regulations (the

"Regulation"), a Plan's assets may include the assets of an entity if the Plan acquires an "equity interest" in such entity. Thus, if a Plan acquired a Certificate, for certain purposes (including the prohibited transaction provisions of ERISA and Section 4975 of the Code), the Plan would be considered to own an undivided interest in the underlying assets of the Trust unless an exception applied under the Regulation.

         Each purchaser of a ZTF Class Certificate or Amortizing Class Certificate, as applicable, and each fiduciary who causes any entity to purchase a Certificate will be deemed to have represented and warranted that either (i) it is neither a Plan nor an entity the assets of which are deemed to be "plan assets" or (ii) its purchase and holding of such Certificate will not constitute or result in a non-exempt prohibited transaction. In this regard, prospective Plan investors as to which the Term Assets Issuer, the Underwriter or any of their affiliates may be a Party in Interest may wish to consider the exemptive relief available under the following prohibited transaction class exemptions ("PTCEs"): (A) the qualified in-house asset manager ("INHAM") exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1), (E) the qualified professional asset manager ("QPAM") exemption (PTCE 84-14), and (F) the broker-dealer exemption (PTCE 75-1).


         Nothing herein shall be construed as a representation that an investment in the Certificates would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans generally or any particular Plan. Any Plan or any other entity the assets of which are deemed to be "plan assets," such as an insurance company investing assets of its general account, proposing to acquire Certificates should consult with its counsel.


                            METHOD OF DISTRIBUTION

         Subject to the terms and conditions set forth in the Underwriting Agreement, dated May 19, 1998 (the "Underwriting Agreement"), the Company has agreed to sell and Salomon Brothers Inc (an affiliate of the Company) has agreed to purchase, all the ZTF Class Certificates and Amortizing Class Certificates.

         The Underwriter has agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase all Certificates offered hereby, if any such Certificates are purchased, at a price of $46,087,774.33 which will constitute the aggregate proceeds to the Company, before deducting expenses estimated at $127,500.00.

         The Company has been advised by the Underwriter that it proposes to offer the Certificates from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Any profit on the resale of Certificates by the Underwriter will constitute underwriting compensation under the Securities Act.

         The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriter may be required to make in respect thereof.

         Salomon Brothers Inc is an affiliate of the Company, and the participation by Salomon Brothers Inc in the offering of the Certificates complies with Conduct Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate.

                                    RATINGS

         It is a condition to the establishment of the Trust and the issuance of the Certificates that the Certificates be rated identically to the Term Assets by both Moody's and Standard & Poor's. Moody's and Standard & Poor's have rated the Term Assets "Aa3" and "AA," respectively.

         The ratings address the likelihood of the receipt by Certificateholders of payments required under the Trust Agreement, and are based primarily on the credit quality of the Term Assets.

         A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agencies. Each security rating should be evaluated independently of any other security rating.

         The Company has not requested a rating on the Certificates by any rating agency other than the Rating Agencies. However, there can be no assurance as to whether any other rating agency will rate the Certificates, or, if it does, what rating would be assigned by any such other rating agency. A rating on the Certificates by another rating agency, if assigned at all, may be lower than the ratings assigned to the Certificates by the Rating Agencies.


                                LEGAL OPINIONS

         Certain legal matters relating to the Certificates will be passed upon for the Company and for the Underwriter by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                INDEX OF TERMS


Acceleration..............................................................S-12
Accounting Period.........................................................S-14
Amortizing Class Certificates................................................i
Amortizing Class Periodic Interest........................................S-10
Calculation Agent...........................................................ii
Certificate Principal Balance..............................................S-9
Certificateholders..........................................................ii
Certificates.................................................................i
Clearing Agency............................................................S-9
Closing Date............................................................i, S-1
Code.................................................................S-5, S-15
Collection Period.........................................................S-11
Commission.................................................................S-8
Company......................................................................i
Definitive Certificates...................................................S-10
Depositor....................................................................i
Distribution Date...........................................................ii
DOL.......................................................................S-17
DTC.........................................................................ii
ERISA................................................................S-5, S-17
Exchange Act...............................................................S-7
Fixed Payment...............................................................ii
Holder....................................................................S-15
INHAM.....................................................................S-18
Interest Accrual Period...................................................S-10
Interest Collections......................................................S-11
IRA.......................................................................S-17
IRS.......................................................................S-14
Keogh.....................................................................S-17
Moody's.................................................................1, S-5
Non-United States Holder..................................................S-15
NYSE.........................................................................i
OID.......................................................................S-15
Participants................................................................ii
Pass-Through Rate...........................................................ii
Payment Default...........................................................S-12
Plan......................................................................S-17
Plan assets................................................................S-5
Prospectus...................................................................i
PTCEs.....................................................................S-18
QPAM......................................................................S-18
Rating Agencies..............................................................i
Regulation................................................................S-18
Salomon......................................................................i
Securities Act.............................................................S-8
Special Considerations......................................................ii
Special Event Redemption....................................................ii
Special Event Redemption Date...............................................ii

Specified Currency.........................................................S-8
Standard & Poor's.......................................................i, S-5
Tax Event.................................................................S-12
Term Assets..................................................................i
Term Assets Issuer......................................................i, S-6

Term Assets Optional Redemption.............................................ii
Term Assets Payment Date...................................................S-8
Term Assets Prospectus.......................................................i
Term Assets Registration Statement.........................................S-8
Trust........................................................................i
Trust Agreement.........................................................i, S-3
Trust Indenture Act........................................................S-7
Trustee......................................................................i
Underwriter..................................................................i
Underwriting Agreement....................................................S-18
Voting Rights.............................................................S-13
United States Holder......................................................S-15
Yield to Amortizing Class Final Distribution Date............................i
ZTF(SM) Class Certificates...................................................i

                                  APPENDIX A



                         IDENTIFICATION OF TERM ASSETS



Terms of Term Assets

Term Assets Issuer:                               Motorola, Inc.

Term Assets:                                      5.22% Debentures due
                                                  October 1, 2097

Dated:                                            October 10, 1997

Original Principal Maturity Date:                 October 1, 2097

Original Par Value Amount Issued:                 $300,000,000

CUSIP Number:                                     620076 AM1

Stated Interest Rate:                             5.22%

Interest Payment Dates:                           April 1 and October 1

Mode of Payment of Term Assets:                   By credit to the account of
                                                  the holder at DTC

Principal Amount of Initial Amount of Term
Assets Deposited Under Trust Agreement:           $60,000,000


         The Term Assets will be held by the Trustee for the Owners of Certificates as book-entry credits to an account of the Trustee at DTC.

Available Information

         The Term Assets Issuer is subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Commission. Such reports, proxy and information statements and other information filed by the Term Assets Issuer with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, certain material described above and other information will also be available for inspection at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York and the Midwest Stock Exchange, 120 South LaSalle Street, Chicago, Illinois.

                                  APPENDIX B
                         Amortizing Class Certificates
                        Schedule of Amortizing Payments


                                                                            Total Amortizing
      Distribution Date               Interest             Principal             Payment                Balance
      -----------------               --------             ---------             -------                -------
        May 19, 1998                                                                                 $34,778,000.00
       October 1, 1998              $1,130,285.00           435,715.00         $1,566,000.00          34,342,285.00
        April 1, 1999                1,116,124.26           449,875.74          1,566,000.00          33,892,409.26
       October 1, 1999               1,101,503.30           464,496.70          1,566,000.00          33,427,912.56
        April 1, 2000                1,086,407.16           479,592.84          1,566,000.00          32,948,319.72
       October 1, 2000               1,070,820.39           495,179.61          1,566,000.00          32,453,140.11
        April 1, 2001                1,054,727.05           511,272.95          1,566,000.00          31,941,867.17
       October 1, 2001               1,038,110.68           527,889.32          1,566,000.00          31,413,977.85
        April 1, 2002                1,020,954.28           545,045.72          1,566,000.00          30,868,932.13
       October 1, 2002               1,003,240.29           562,759.71          1,566,000.00          30,306,172.42
        April 1, 2003                  984,950.60           581,049.40          1,566,000.00          29,725,123.03
       October 1, 2003                 966,066.50           599,933.50          1,566,000.00          29,125,189.53
        April 1, 2004                  946,568.66           619,431.34          1,566,000.00          28,505,758.19
       October 1, 2004                 926,437.14           639,562.86          1,566,000.00          27,866,195.33
        April 1, 2005                  905,651.35           660,348.65          1,566,000.00          27,205,846.67
       October 1, 2005                 884,190.02           681,809.98          1,566,000.00          26,524,036.69
        April 1, 2006                  862,031.19           703,968.81          1,566,000.00          25,820,067.88
       October 1, 2006                 839,152.21           726,847.79          1,566,000.00          25,093,220.09
        April 1, 2007                  815,529.65           750,470.35          1,566,000.00          24,342,749.74
       October 1, 2007                 791,139.37           774,860.63          1,566,000.00          23,567,889.11
        April 1, 2008                  765,956.40           800,043.60          1,566,000.00          22,767,845.51
       October 1, 2008                 739,954.98           826,045.02          1,566,000.00          21,941,800.48
        April 1, 2009                  713,108.52           852,891.48          1,566,000.00          21,088,909.00
       October 1, 2009                 685,389.54           880,610.46          1,566,000.00          20,208,298.54
        April 1, 2010                  656,769.70           909,230.30          1,566,000.00          19,299,068.25
       October 1, 2010                 627,219.72           938,780.28          1,566,000.00          18,360,287.96
        April 1, 2011                  596,709.36           969,290.64          1,566,000.00          17,390,997.32
       October 1, 2011                 565,207.41         1,000,792.59          1,566,000.00          16,390,204.74
        April 1, 2012                  532,681.65         1,033,318.35          1,566,000.00          15,356,886.39
       October 1, 2012                 499,098.81         1,066,901.19          1,566,000.00          14,289,985.20

        April 1, 2013                  464,424.52         1,101,575.48          1,566,000.00          13,188,409.72
       October 1, 2013                 428,623.32         1,137,376.68          1,566,000.00          12,051,033.03
        April 1, 2014                  391,658.57         1,174,341.43          1,566,000.00          10,876,691.61
       October 1, 2014                 353,492.48         1,212,507.52          1,566,000.00           9,664,184.08
        April 1, 2015                  314,085.98         1,251,914.02          1,566,000.00           8,412,270.07
       October 1, 2015                 273,398.78         1,292,601.22          1,566,000.00           7,119,668.84
        April 1, 2016                  231,389.24         1,334,610.76          1,566,000.00           5,785,058.08
       October 1, 2016                 188,014.39         1,377,985.61          1,566,000.00           4,407,072.47
        April 1, 2017                  143,229.86         1,422,770.14          1,566,000.00           2,984,302.32
       October 1, 2017                  96,989.83         1,469,010.17          1,566,000.00           1,515,292.15
        April 1, 2018                   49,246.99         1,515,292.15          1,564,539.14                   0.00

                                                     APPENDIX C
                                      Amounts Distributable Upon Special Event
                                          Redemption/Accreted Value/Ratios

                        Amortizing                       Accreted Value       Amortizing Class              ZTF
 Distribution Date        Class %       ZTF Class %      of Term Assets         Certificates           Certificates
 -----------------        -------       -----------      --------------         ------------           ------------
  October 1, 1998          75.76%           24.24%      $45,331,140.00         $34,342,285.00         $10,988,855.00
   April 1, 1999           74.77            25.23        45,331,740.00          33,892,409.26          11,439,330.74
  October 1, 1999          73.74            26.26        45,332,340.00          33,427,912.56          11,904,427.44
   April 1, 2000           72.68            27.32        45,333,000.00          32,948,319.72          12,384,680.28
  October 1, 2000          71.59            28.41        45,333,660.00          32,453,140.11          12,880,519.89
   April 1, 2001           70.46            29.54        45,334,380.00          31,941,867.17          13,392,512.83
  October 1, 2001          69.29            30.71        45,335,100.00          31,413,977.85          13,921,122.15
   April 1, 2002           68.09            31.91        45,335,820.00          30,868,932.13          14,466,887.87
  October 1, 2002          66.85            33.15        45,336,600.00          30,306,172.42          15,030,427.58
   April 1, 2003           65.56            34.44        45,337,380.00          29,725,123.03          15,612,256.97
  October 1, 2003          64.24            35.76        45,338,220.00          29,125,189.53          16,213,030.47
   April 1, 2004           62.87            37.13        45,339,060.00          28,505,758.19          16,833,301.81
  October 1, 2004          61.46            38.54        45,339,960.00          27,866,195.33          17,473,764.67
   April 1, 2005           60.00            40.00        45,340,860.00          27,205,846.67          18,135,013.33
  October 1, 2005          58.50            41.50        45,341,820.00          26,524,036.69          18,817,783.31
   April 1, 2006           56.94            43.06        45,342,840.00          25,820,067.88          19,522,772.12
  October 1, 2006          55.34            44.66        45,343,800.00          25,093,220.09          20,250,579.91
   April 1, 2007           53.68            46.32        45,344,880.00          24,342,749.74          21,002,130.26
  October 1, 2007          51.97            48.03        45,345,960.00          23,567,889.11          21,778,070.89
   April 1, 2008           50.21            49.79        45,347,100.00          22,767,845.51          22,579,254.49
  October 1, 2008          48.39            51.61        45,348,240.00          21,941,800.48          23,406,439.52
   April 1, 2009           46.50            53.50        45,349,440.00          21,088,909.00          24,260,531.00
  October 1, 2009          44.56            55.44        45,350,700.00          20,208,298.54          25,142,401.46
   April 1, 2010           42.55            57.45        45,351,960.00          19,299,068.25          26,052,891.75
  October 1, 2010          40.48            59.52        45,353,280.00          18,360,287.96          26,992,992.04
   April 1, 2011           38.34            61.66        45,354,660.00          17,390,997.32          27,963,662.68

  October 1, 2011          36.14            63.86        45,356,100.00          16,390,204.74          28,965,895.26
   April 1, 2012           38.86            66.14        45,357,540.00          15,356,886.39          30,000,653.61
  October 1, 2012          31.50            68.50        45,359,100.00          14,289,985.20          31,069,114.80
   April 1, 2013           29.07            70.93        45,360,660.00          13,188,409.72          32,172,250.28
  October 1, 2013          26.57            73.43        45,362,280.00          12,051,033.03          33,311,246.97
   April 1, 2014           23.98            76.02        45,363,960.00          10,876,691.61          34,487,268.39
  October 1, 2014          21.30            78.70        45,365,700.00           9,664,184.08          35,701,515.92
   April 1, 2015           18.54            81.46        45,367,500.00           8,412,270.07          36,955,229.93
  October 1, 2015          15.69            84.31        45,369,360.00           7,119,668.84          38,249,691.16
   April 1, 2016           12.75            87.25        45,371,280.00           5,785,058.08          39,586,221.92
  October 1, 2016           9.71            90.29        45,373,320.00           4,407,072.47          40,966,247.53
   April 1, 2017            6.58            93.42        45,375,360.00           2,984,302.32          42,391,057.68
  October 1, 2017           3.34            96.66        45,377,520.00           1,515,292.15          43,862,227.85
   April 1, 2018            0.00           100.00        45,379,740.00                   0.00          45,379,740.00

         No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement or the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Underwriter. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus, nor any sale made hereunder and thereunder, shall, under any circumstances, create any implication that the information contained herein and in the accompanying Prospectus is correct as of any time subsequent to the date hereof; however, if any material change occurs while this Prospectus Supplement or the accompanying Prospectus is required by law to be delivered, this Prospectus Supplement or the accompanying Prospectus will be amended or supplemented accordingly.